Exhibit 10.1

FORBEARANCE AGREEMENT

This Agreement (the “Agreement”) is by and between Crownbutte Wind Power, Inc. (“Crownbutte”) and Stradley Ronon Stevens &Young, LLP (“Stradley”) (collectively, the “Parties”).

WHEREAS, Stradley has commenced an action against Crownbutte in the Court of Common Pleas of Philadelphia County, Pennsylvania captioned Stradley Ronon Stevens and Young, LLP v. Crownbutte Wind Power, Inc., Case No. 00318 November Term 2009 (hereinafter, the “Civil Action”);

WHEREAS, the Civil Action seeks to recover amounts due for legal services rendered in the amount of $93,525.67;

WHEREAS, Crownbutte has made certain payments to Stradley reducing the amount due and owing for legal services to $73,525.67;

WHEREAS, the Parties entered and filed a Consent Judgment in the Civil Action in the amount of $73,525.67 on March 9, 2011 (the “Consent Judgment”);

NOW, THEREFORE, for and in consideration of the covenants and promises contained herein; the Parties, intending to be legally bound hereby, agree as follows:

1.           Crownbutte has promised to make certain payments to satisfy the Consent Judgment as stated below, and Crownbutte has requested Stradley to forebear from execution on the Consent Judgment until the earlier of the expiration of this Agreement or an Event of Default, as defined herein.  Upon and subject to the terms and conditions set forth in this Agreement, Stradley is willing to forbear from executing on the Consent Judgment.

2.           During the term of this Agreement, Stradley shall receive from Crownbutte seventy-three thousand five hundred twenty-five dollars and sixty-seven cents ($73,525.67) (the “Amount Due”), which shall be paid as follows:

(a)           Monthly payments commencing immediately upon Crownbutte’s signing of this Agreement of $3,500 each (the “Monthly Payments”), with each Monthly Payment thereafter being due and payable on the 30th day of each month, subject to a five (5) day grace period. If any payment date falls on a Saturday, Sunday or holiday, the payment date shall be automatically extended until the next business day immediately thereafter. The Monthly Payments shall be remitted either by:

(i)           wire transfer in accordance with the following wire transfer instructions:

Bank:	Citizens Bank of Pennsylvania
ABA No.:	036076150
Credit to:	Stradley Ronon Stevens & Young LLP
Account No. 620096-961-6
Attn.: James H. Jenkins

(ii)           check payable to “Stradley Ronon Stevens & Young, LLP” in immediately available funds and delivered (unless Stradley otherwise advises in writing) to:

Patricia Byrne
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103

(b)           The Monthly Payments shall increase to $7,000 per month commencing on the next payment date after Crownbutte is successful in receiving any funds in excess of $500,000 for project development, which financing shall be disclosed in a Form 8-K filed with the SEC and Crownbutte shall notify Stradley of such financing within thirty (30) days; and

(c)           Crownbutte will issue, at $0.06 per share,  500,000 shares of its common stock (the “Shares”) and the Shares shall be included and registered in a Form S-8 Registration Statement to be filed by Crownbutte on or before April 29, 2011.   Stradley will have the right to immediately sell the Shares after the Form S-8 is filed and to reduce the Amount Due to Stradley.  Stradley may use its own broker dealer to sell the Shares or Crownbutte may refer Stradley to a broker dealer.  Crownbutte will cover the cost of all sales of the Shares.  All net proceeds from the sale of the Shares by Stradley will be applied to reduce the Amount Due to Stradley.  If Stradley is unable to sell any of the Shares, it will transfer the unsold Shares back to Crownbutte.  The balance due to Stradley for the Amount Due shall only be reduced upon Stradley’s sale of the Shares.

3.           If the Monthly Payments are timely delivered in strict accordance with this Agreement and Stradley receives the full Amount Due, then:

(a)           Stradley and Crownbutte shall be deemed to have released and forever discharged each other from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, settlements, damages, claims, and demands for any matter whatsoever, including, without limitation, the Consent Judgment and the legal services referenced in the Civil Action; and

(b)           Stradley shall file a Praecipe to Satisfy the Consent Judgment in the Civil Action.

4.           If Stradley does not receive the Amount Due, or if any of the payments, including the payment of the Shares, is not otherwise timely delivered in strict accordance with this Agreement (which shall be considered an “Event of Default”), then Stradley may immediately, and without notice or demand, institute and otherwise pursue any and all actions, rights and remedies against Crownbutte arising from or relating to the Consent Judgment including, without limitation, any transfers of said judgment and execution proceedings, to collect and enforce the Consent Judgment; and Stradley may, in its sole discretion, pursue the aforementioned action, and may also pursue any other actions, rights and remedies against any other person to execute upon the Consent Judgment and any other amounts to which it may be entitled under applicable law.  Any failure or delay in the exercise of any of Stradley’s rights shall not waive or otherwise impair a future exercise of such right.

5.           Crownbutte represents and warrants that it has all requisite power and legal capacity to execute, deliver and perform the provisions of this Agreement, and to perform the obligations hereunder.  Crownbutte agrees that this Agreement relates to a commercial transaction and not a consumer transaction.  Crownbutte also agrees that this Agreement constitutes the legal, valid and binding obligation of Crownbutte enforceable in accordance with the terms of this Agreement.

6.           The obligation of Stradley to forbear execution on the Judgment is subject to Stradley having received an executed copy of this Agreement from Crownbutte by April 1, 2011.  Any forbearance by Stradley in exercising its rights under this Agreement shall not be deemed to be a waiver or preclude the exercise of any of its rights under this Agreement, the Civil Action or the Consent Judgment.

7.           The Parties acknowledge that they enter into this Agreement knowingly and voluntarily, with complete understanding of the terms and the conditions of the Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their intent, no rule of strict construction shall be applied against any party, and nothing in this Agreement shall be deemed to be an admission of any allegation in the Civil Action.  In addition, Crownbutte acknowledges that Stradley has not counseled them in any manner whatsoever concerning this Agreement.

8.           The provisions of this Agreement are intended to be severable.  If any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

9.           This Agreement shall be binding upon and inure to the benefit of the Parties and their past and present directors, shareholders, officers, agents, partners, employees, insurers, attorneys, servants, successors, and heirs and executors, and any parent, subsidiary, or affiliate thereof.

11.           The Parties represent and warrant that they have not sold, assigned, granted, or transferred to any other person or entity any such claim, demand, or cause of action, or any part thereof, that they may have or have had against each other.

12.           This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any choice of law principles.

13.           This Agreement may not be modified except in a writing signed by the parties or their counsel.

14.           The Parties may execute this Agreement in counterparts, each of which shall be deemed to be an original and all of which shall be one and the same document.

IN WITNESS WHEREOF, and intending to be legally bound by the terms of this Agreement, the Parties have executed this Agreement as of the date set forth below by those persons so authorized to act on their behalf.

Crownbutte Wind Power, Inc.		Stradley Ronon Stevens & Young, LLP

By:	/s/ Mark Schaftlein	By:	/s/ William R. Sasso
	Name: Mark Schaftlein		Name: William R. Sasso
	Title: CEO	Title:	Chairman

Sworn to and subscribed before me on this 22nd day of March, 2011		Sworn to and subscribed before me on this 23rd day of March, 2011